Exhibit 99.1


                Company Contact:  Michael Umana
                                           Saucony, Inc.
                                           Chief Financial Officer,
                                           Chief Operating Officer/Treasurer
                                           (978) 532-9000
                                                        (800) 625-8080

For Immediate Release


                Investor Relations:        Chad A. Jacobs/Brendon Frey
                                           Integrated Corporate Relations
                                           (203) 222-9013
                                           cjacobs@icr-online.com


          SAUCONY, INC. REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS


|X| Net sales increased 22% to a Company fiscal record of $166.2 million in fiscal 2004

|X| Net income increased 23% to a Company fiscal record of $10.4 million in fiscal 2004

|X|  Net sales  increased  8% to $32.9  million in the fourth  quarter of fiscal
     2004

|X| Environmental charge of $2.3 million and a net loss of $316,000 in the fourth quarter of fiscal 2004


Peabody, Massachusetts - March 3, 2005 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Saucony experienced a net loss of $316,000 in the fourth quarter of 2004, compared to net income of $1.5 million in the fourth quarter of 2003. Diluted loss per share was ($0.05) per Class A share and ($0.05) per Class B share in the fourth quarter of 2004, compared to diluted earnings per share of $0.21 per Class A share and $0.24 per Class B share for the comparable period in 2003. Net sales for the fourth quarter increased 8%, to $32.9 million, compared to $30.5 million in the fourth quarter of 2003.

For the fiscal year ended December 31, 2004, net income increased 23% to $10.4 million, compared to $8.5 million in fiscal 2003, representing a record for net income by the Company in a fiscal year. Diluted earnings per share increased to $1.38 per Class A share and $1.52 per Class B share for the year ended December 31, 2004, compared to diluted earnings per share of $1.26 per Class A share and $1.38 per Class B share for fiscal 2003. Net sales increased 22% to $166.2 million in the fiscal year ended December 31, 2004, compared to $136.1 million in fiscal 2003, representing a record for net sales by the Company in a fiscal year.

Net loss for the fourth quarter and net income for the fiscal year ended December 31, 2004 included a charge of $2.3 million to address previously unknown environmental conditions at our East Brookfield, Massachusetts distribution facility. Net loss for the fourth quarter of fiscal 2004 and net income for the fiscal year ended December 31, 2004 included approximately $344,000 and $1,119,000 of professional fees, respectively, associated with our assessment of internal controls as required under Section 404 of the Sarbanes-Oxley Act and $292,000 and $592,000, respectively, of legal and other professional fees related to our review of strategic alternatives and related matters.

The fourth quarter fiscal 2004 results included an environmental charge of $2.3 million. The Company's adjusted fourth quarter diluted earnings per share, excluding this charge and the related tax effect, was $0.14 per diluted Class A share and $0.15 per diluted Class B share. The Company's adjusted fiscal year 2004 diluted earnings per share, excluding this charge and the related tax effect, was $1.56 per diluted Class A share and $1.72 per diluted Class B share. Please see the discussion below under the heading "Use of Non-GAAP Financial Measures" for further information regarding these adjusted diluted earnings per share measures and other non-GAAP financial measures. Exhibit 1 at the end of this release reconciles net (loss) income and diluted (loss) earnings per share for the fourth quarter and fiscal year 2004 to non-GAAP adjusted net income and adjusted diluted earnings per share for the fourth quarter and fiscal year 2004.

Net income for the fourth quarter and for the fiscal year ended January 2, 2004 included a pre-tax charge of $416,000 recorded in cost of goods sold due to the acceleration of the vesting of stock warrants which were issued to five of our footwear suppliers in March 2001. In addition, during these periods we recorded a pre-tax benefit of $329,000 in operating income, resulting from the sale of our former manufacturing facility located in Bangor, Maine, and a tax benefit of $325,000 on the reversal of valuation reserves on certain foreign deferred tax assets.

Net income for the year ended January 2, 2004, also includes a pre-tax benefit of $566,000 recorded in general and administrative expenses as a result of a litigation settlement agreement between the Company and the trustee appointed to oversee the liquidation of assets of a former customer.

John H. Fisher, President and Chief Executive Officer, commented, "Our record net sales and net income in fiscal 2004 were just two of our many notable accomplishments. While we are pleased with our net sales levels and gross margins for the fourth quarter, our financial performance was significantly affected by the $2.3 million fourth quarter environmental charge. As part of our strategic alternative process, we engaged environmental consultants to assess conditions at our operations and associated facilities and real properties. Environmental sampling at our East Brookfield, Massachusetts facility revealed elevated concentrations of hazardous substances on and near the real property and asbestos-containing materials within the facility. We are complying with the legal obligations that result from these discoveries. The preliminary results of our investigation suggest the hazardous substances and asbestos giving rise to those obligations have been present on the real property and associated structures since long before we acquired the facility. We are committed to workplace safety and our environmental responsibilities and assure our employees, shareholders and consumers we will continue to be a proactive partner in addressing all identified conditions."

Order Backlog
-------------

Our backlog of open orders at December 31, 2004 scheduled for delivery within the next five months (January 1, 2005 - May 27, 2005) increased 1% to $54.1 million, compared to $53.6 million at January 2, 2004.

At December 31, 2004, the open order backlog for delivery in the next 12 months increased 2% to $61.3 million, from $59.9 million at January 2, 2004.

Mr. Fisher continued, "Our increase in open orders scheduled for delivery over the next five months is due primarily to the growth in our technical running footwear category in both our international and domestic markets, increased demand for our Hind apparel and to the impact of a weaker U.S. dollar. Partially offsetting these increases in our open orders scheduled for delivery over the next five months were decreases in the mid-priced cross-over and originals categories at December 31, 2004, compared to at January 2, 2004. Our business outlook for the first quarter of fiscal 2005 reflects a projected net sales decrease from the first quarter of 2004, due primarily to our outlook assuming both increased order cancellations levels and reduced at-once levels in our domestic footwear business, from the first quarter of fiscal 2004. However, we expect that our focus in technical footwear and the expansion of our brand reach in cross-over and originals footwear are and will continue to be keys to our effort to meet our long-term growth objectives."

Cash, Inventory and Working Capital
-----------------------------------

Our cash and cash equivalents and short-term investments decreased during fiscal 2004 from our fiscal 2003 year end balances, due in large measure to the payment of regular and special cash dividends, cash expended for the initial phase of the expansion and renovation of our corporate headquarters and the use of cash to finance our seasonal working capital needs. Our days' sales in accounts receivable, defined as the number of average daily net sales in our accounts receivable as of the period end date and calculated by dividing the end of period accounts receivable by the average daily net sales for the period, decreased to 49 days at December 31, 2004, compared to 51 days at January 2, 2004. The number of days' sales in inventory, defined as the number of average daily cost of sales in our inventory as of the period end date and calculated by dividing the end of period inventory by the average daily cost of sales for the period, decreased to 95 days at December 31, 2004, compared to 98 days at January 2, 2004.

Mr. Fisher remarked, "We remain committed to proactively managing our working capital to achieve greater efficiencies."

Net Sales
---------

Net sales for the fourth quarter of 2004 increased 8% to $32.9 million, compared to $30.5 million in the fourth quarter of 2003. Domestic net sales increased 3% to $25.1 million in the fourth quarter of 2004, compared to $24.3 million in the fourth quarter of 2003. Our domestic sales increase in the fourth quarter of 2004 was due primarily to increased Hind apparel unit volume and increased sales at our factory outlet stores and, to a lesser extent, increased footwear unit volume. International net sales increased 26%, to $7.8 million in the fourth quarter of 2004, compared to $6.2 million in the fourth quarter of 2003. Our international sales increase in the fourth quarter of 2004 was due primarily to increased footwear unit volume and, to a lesser extent, higher average wholesale per pair selling prices and favorable changes in foreign exchange rates as compared to the fourth quarter of 2003. Saucony brand footwear and apparel accounted for approximately 82% of total fourth quarter 2004 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Net sales for the fiscal year ended December 31, 2004 increased 22% to $166.2 million, compared to $136.1 million in fiscal 2003. Domestic net sales increased 23% to $127.8 million, compared to $103.7 million in fiscal 2003. Our domestic sales increase in the fiscal year ended December 31, 2004 was due primarily to increased footwear unit volume and, to a lesser extent, increased sales at our factory outlet stores. International net sales in the year ended December 31, 2004 increased 18% to $38.4 million, compared to $32.4 million in fiscal 2003. Our international sales increase in the year ended December 31, 2004 was due primarily to favorable changes in foreign exchange rates as compared to fiscal 2003 and, to a lesser extent, increased footwear unit volume and higher average wholesale per pair selling prices. Saucony brand footwear and apparel accounted for approximately 85% of net sales during the year ended December 31, 2004, while a combination of Hind apparel and factory outlet stores net sales account for the balance.

Gross Margin
------------

The Company's gross margin in the fourth quarter of fiscal 2004 increased 500 basis points to 40.5%, compared to 35.5% in the fourth quarter of fiscal 2003, due primarily to the recognition of cumulative volume rebates provided by two of our footwear suppliers, favorable currency exchange, due to the impact of a weaker U.S. dollar against European and Canadian currencies, lower discounts on domestic footwear sales, improved Hind apparel margins, due to a change in our product sourcing, and increased sales at our factory outlet stores, which sales carry higher gross margins. Partially offsetting these factors in the fourth quarter of fiscal 2004 were increased closeout footwear unit volume sold at lower gross margins. The gross margin in the fourth quarter fiscal 2003 included a charge of $416,000 recorded in cost of goods sold due to accelerating the vesting on stock warrants.

For the fiscal year ended December 31, 2004, gross margin increased 240 basis points to 40.9%, compared to 38.5% in fiscal 2003, due primarily to favorable currency exchange, due to the impact of a weaker U.S. dollar against European and Canadian currencies, improved margins on Hind brand apparel, due to increased sales of first quality product at higher margin and lower sales of closeout apparel, higher levels of domestic at once shipments, which carry lower discounts, the recognition of cumulative volume rebates provided by two of our footwear suppliers and improved margins at our factory outlet stores. Partially offsetting these factors in fiscal 2004 were increased footwear unit volume of our mid-priced cross-over footwear sold into the athletic mall, sporting goods and value channel at lower gross margins that include rebates provided to certain Saucony domestic customers and increased closeout footwear unit volume sold in the fourth quarter of fiscal 2004 at lower gross margins. In addition, the Company's gross margin in fiscal 2003 included a charge of $416,000 recorded in cost of goods sold due to accelerating the vesting on stock warrants.

Selling, General and Administrative Expenses
--------------------------------------------

Selling, general and administrative expenses as a percentage of net sales increased to 34.3% in the fourth quarter of fiscal 2004, compared to 32.1% in the fourth quarter of fiscal 2003. In absolute dollars, selling, general and administrative expenses increased 15%, due primarily to increased legal and other professional fees, marketing promotion costs, operating expenses associated with the expansion of our factory outlet stores, depreciation expense and bad debt expense. These increases were partially offset by decreased account specific advertising and promotion, print media advertising and variable selling expenses. Included in general and administrative expenses in the fourth quarter of fiscal 2004 were $344,000 of professional fees associated with our assessment of internal controls as required under Section 404 of the Sarbanes-Oxley Act and $292,000 of legal and other professional fees related to our review of strategic alternatives and related matters. Selling expenses as a percentage of net sales in the fourth quarter of fiscal 2004 were 12.4%, compared to 14.1% in the fourth quarter of fiscal 2003, while general and administrative expenses were 21.9% of net sales in the fourth quarter of fiscal 2004, compared to 18.0% in the fourth quarter of fiscal 2003.

For the fiscal year ended December 31, 2004, selling, general and administrative expenses as a percentage of net sales decreased to 28.9%, compared to 29.5% in fiscal 2003. In absolute dollars, selling, general and administrative expenses increased 19%, due primarily to increased legal and professional fees, selling and administrative payroll, operating expenses associated with our factory outlet store expansion, bad debt expense, print media advertising, variable selling expenses and marketing promotion and communication costs. Included in general and administrative expenses in the fiscal year ended December 31, 2004 were $1,119,000 of professional fees associated with our assessment of internal controls as required under Section 404 of the Sarbanes-Oxley Act and $592,000 of legal and other professional fees related to our review of strategic alternatives and related matters. General and administrative expenses in the fiscal year ended January 2, 2004 included a favorable litigation settlement which reduced bad debt expense by $566,000. Selling expenses as a percentage of net sales in the fiscal year ended December 31, 2004 were 13.1%, compared to 13.6% in the comparable 2003 period, while general and administrative expenses were 15.8% of net sales in the fiscal year ended December 31, 2004, compared to 15.9% in fiscal 2003.


Environmental Charge
--------------------

Net loss for the fourth quarter and net income for the fiscal year ended December 31, 2004, included an environmental charge of $2.3 million to address environmental conditions at our East Brookfield, Massachusetts distribution facility. The environmental charge includes the estimated costs to investigate and address conditions on the East Brookfield, Massachusetts property and associated engineering, legal and consulting costs. These conditions were identified only recently and investigations are ongoing. Our assessment of liability and associated costs is an estimate, based upon currently-available information. Our actual costs may change based on further investigations and due to the inherent uncertainties involved in estimating conditions in the environment and the costs of addressing such conditions.

Non-Operating (Expense) Income
------------------------------

Non-operating (expense) income decreased in the fourth quarter of fiscal 2004 to an expense of $286,000, compared to income of $334,000 in the fourth quarter of fiscal 2003. The decrease was due to foreign currency losses of $399,000 in the fourth quarter of fiscal 2004, compared to foreign currency gains of $271,000 in the fourth quarter of fiscal 2003. Interest income increased in the fourth quarter of fiscal 2004 to $122,000, compared to interest income of $69,000 in the fourth quarter of fiscal 2003, due to higher interest rates earned on our invested cash balances.

For the fiscal year ended December 31, 2004, non-operating (expense) income decreased to an expense of $418,000, compared to income of $577,000 in fiscal 2003. The decrease was due to foreign currency losses of $734,000 in the fiscal year ended December 31, 2004, compared to foreign currency gains of $288,000 in fiscal 2003. Interest income increased in the fiscal year ended December 31, 2004 to $314,000, compared to interest income of $245,000 in fiscal 2003, due to higher interest rates earned on our invested cash balances.


Net (Loss) Income
-----------------

Net loss for the fourth quarter of fiscal 2004 was a loss of $316,000, or ($0.05) per Class A share and ($0.05) per Class B share on a diluted basis, compared to net income of $1.5 million, or $0.21 per Class A share and $0.24 per Class B share on a diluted basis, in the fourth quarter of fiscal 2003. Weighted average common shares used to calculate diluted earnings per share for the fourth quarter of fiscal 2004 consisted of 2,521,000 Class A and 4,082,000 Class B shares. Weighted average common shares and common share equivalents used to calculate diluted earnings per share for the fourth quarter of fiscal 2003 consisted of 2,521,000 Class A and 3,958,000 Class B shares. Common stock equivalents were not included in the calculation of diluted earnings per share for the fourth quarter of fiscal 2004 since they were anti-dilutive.

For the fiscal year ended December 31, 2004, net income was $10.4 million, or $1.38 per Class A share and $1.52 per Class B share on a diluted basis, compared to $8.5 million, or $1.26 per Class A share and $1.38 per Class B share on a diluted basis, in fiscal 2003. Weighted average common shares and common stock equivalents used to calculate diluted earnings per share for fiscal 2004 and 2003 consisted of, 2,521,000 Class A and 4,559,000 Class B shares and 2,521,000 Class A and 3,850,000 Class B shares, respectively.

Net income available to the Company's common stockholders is allocated among our two classes of common stock, Class A Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock are presented. The two-class presentation method is required as a result of the Company having two classes of common stock with different participation rights in undistributed earnings.

The increase in the weighted average common shares and equivalents in the year ended December 31, 2004, as compared to fiscal 2003, was due to the issuance of approximately 356,000 Class B common shares pursuant to the exercise of stock options and stock purchase warrants and customary dilutive adjustments in the number of outstanding options to purchase our Class B common stock and the exercise price of such options in connection with the special cash dividend on our common stock announced on February 17, 2004.

Mr. Fisher concluded, "Fiscal 2004 was a very successful year for our Company, one in which we grew our top and bottom line by 22% and significantly enhanced our brand equity both here and abroad. I would like to personally thank all of our employees around the globe for their continued hard work, dedication and unyielding passion for Saucony and the lifestyle it represents. As we look ahead to fiscal 2005, we will continue to increase our investment in advertising and marketing in order to further build on what we have created in the marketplace and better position the company for the future."

Business Outlook
----------------

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in this release under the heading "Forward Looking Statements". The following information replaces our previous guidance.

First Quarter and Fiscal Year 2005
----------------------------------

The Company expects fully diluted earnings per share to range from $0.34 to $0.36 for Class A shares and $0.38 to $0.40 for Class B shares for the first quarter of fiscal 2005 and to range from $1.25 to $1.31 for Class A shares and $1.38 to $1.44 for Class B shares for the 2005 fiscal year.

The Company expects first quarter fiscal 2005 net sales to range from $43 million to $44 million. The Company expects net sales for the 2005 fiscal year to range from $168 million to $171 million.

The Company expects gross margins of approximately 40% for both the first quarter of fiscal 2005 and for the 2005 fiscal year.

The  Company  expects  selling,   general  and  administration  expenses,  as  a
percentage of net sales, of approximately 30% for both the first quarter of fiscal 2005 and for the 2005 fiscal year.

The Company expects weighted average fully diluted common shares and equivalents to be approximately 2.5 million Class A and 4.8 million Class B shares and 2.5 million Class A and 4.8 million Class B shares, respectively, for the first quarter of fiscal 2005 and for the 2005 fiscal year.

These estimates do not include the effect of any adjustment which may occur as a result of adopting FAS 123-R as it relates to the accounting of stock-based compensation.

Use of Non-GAAP Financial Measures
----------------------------------

The Company has provided non-GAAP adjusted net income and adjusted diluted earnings per share information for the three months and full fiscal year ended December 31, 2004 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company's net income and diluted earnings per share after excluding the effects of an environmental charge and related tax effect. We exclude the environmental charge and related tax effect in calculating these non-GAAP measures because they are outside of our normal operations. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as the basis for financial and operational decision making, as well as in making compensation determinations. The non-GAAP financial measures should be considered in addition to, not as a substitute for or as being superior to, net income, diluted earnings per share or other measures of financial performance prepared in accordance with GAAP. In addition, the non-GAAP financial measures in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. A reconciliation of these non-GAAP financial measures to the Company's most directly comparable GAAP financial measures is included in this press release as
Exhibit 1.

Investor Conference Call
------------------------

The Company will provide a web simulcast and rebroadcast of its fourth quarter and 2004 fiscal year earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for March 4, 2005, beginning at 8:30 a.m. Eastern Time, and will be accessible online at www.fulldisclosure.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through March 4, 2006.

                               _ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.


Forward Looking Statements
--------------------------

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "will", "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 1, 2004, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses, weighted average fully diluted common shares and other operating results, including without limitation, environmental changes, that will be achieved or experienced by the Company in any period because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from other parties, consumer preferences, the inherent uncertainties in estimating conditions in the environment and the costs of addressing such conditions and the Company's assessment and implementation of its strategic alternatives. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.




                                                    SAUCONY, INC. AND SUBSIDIARIES
                                                 Condensed Consolidated Balance Sheet

                                                              (Unaudited)
                                                (in thousands, except per share amounts)

                                                                ASSETS

                                                                December 31,                    January 2,
                                                                    2004                           2004
                                                                    ----                           ----
Current assets:
   Cash and cash equivalents.....................................$  12,042                      $   41,781
   Short-term investments........................................   20,694                           5,788
   Accounts receivable...........................................   22,484                          19,167
   Inventories...................................................   25,645                          22,421
   Deferred taxes................................................    2,770                           2,340
   Prepaid expenses and other current assets.....................    1,317                           1,329
                                                                 ---------                      ----------
     Total current assets........................................   84,952                          92,826
                                                                 ---------                      ----------

Property, plant and equipment, net...............................    9,570                           6,201
                                                                 ---------                      ----------

Other assets:
   Goodwill......................................................      912                             912
   Deferred charges, net.........................................       91                             124
   Other.........................................................      113                             130
                                                                 ---------                      ----------
     Total other assets..........................................    1,116                           1,166
                                                                 ---------                      ----------

Total assets.....................................................$  95,638                      $  100,193
                                                                 =========                      ==========

                                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of capitalized lease obligations...........$      63                      $       --
   Accounts payable..............................................   10,484                           9,259
    Accrued expenses and other current liabilities...............   11,249                           9,544
   Environmental accrual.........................................    2,275                              --
                                                                 ---------                      ----------
     Total current liabilities...................................   24,071                          18,803
                                                                 ---------                      ----------

Long-term obligations:
   Capitalized lease obligations, net of current portion.........      138                              --
   Other.........................................................       40                              --
   Deferred income taxes.........................................    2,279                           2,016
                                                                 ---------                       ---------
     Total long-term obligations.................................    2,457                           2,016
                                                                 ---------                       ---------

Minority interest in consolidated subsidiaries...................      461                             320
                                                                 ---------                       ---------

Stockholders' equity:
   Common stock, $.33 1/3 par value..............................    2,205                           2,307
   Additional paid in capital....................................   18,007                          19,010
   Retained earnings.............................................   46,693                          63,655
   Accumulated other comprehensive income........................    1,744                             505
   Common stock held in treasury, at cost........................       --                          (6,423)
                                                                 ---------                      ----------
     Total.......................................................   68,649                          79,054
                                                                 ---------                      ----------

Total liabilities and stockholders' equity.......................$  95,638                      $  100,193
                                                                 =========                      ==========



                                           SAUCONY, INC. AND SUBSIDIARIES
                                     Condensed Consolidated Statements of Income
                       For the Quarters and Years ended December 31, 2004 and January 2, 2004

                                                     (Unaudited)
                                      (in thousands, except per share amounts)

                                                             Quarter        Quarter          Year           Year
                                                              Ended           Ended          Ended         Ended
                                                          December 31,     January 2,    December 31,     January 2,
                                                              2004            2004           2004           2004
                                                              ----            ----           ----           ----


Net sales..................................................$   32,938     $   30,548     $  166,152     $  136,066
Other revenue .............................................       147            122            524            379
                                                           ----------     ----------     ----------     ----------
Total revenue .............................................    33,085         30,670        166,676        136,445
                                                           ----------     ----------     ----------     ----------


Costs and expenses
   Cost of sales...........................................    19,592         19,714         98,209         83,613
   Selling expenses........................................     4,103          4,307         21,695         18,574
   General and administrative expenses.....................     7,203          5,498         26,320         21,625
   Environmental charge....................................     2,275             --          2,275             --
   Plant closing and other credits.........................        --            (35)            --            (35)
   Gain on sale of former manufacturing facility...........        --           (329)            --           (329)
                                                           ----------      ---------      ---------      ---------
     Total costs and expenses..............................    33,173         29,155        148,499        123,448
                                                           ----------      ---------      ---------      ---------

Operating (loss) income....................................       (88)         1,515         18,177         12,997
Non-operating income (expense)
   Interest income.........................................       122             69            314            245
   Interest expense........................................        (3)            --             (8)            (5)
   Foreign currency........................................      (399)           271           (734)           288
   Other...................................................        (6)            (6)            10             49
                                                           ----------      ---------     ----------      ---------
(Loss) income before income taxes and minority interest....      (374)         1,849         17,759         13,574
(Benefit) provision for income taxes.......................       (52)           364          7,237          4,940
Minority interest in (loss) income of consolidated
 subsidiaries                                                      (6)            11            104            146
                                                           ----------     ----------     ----------     ----------
Net (loss) income..........................................$     (316)    $    1,474     $   10,418     $    8,488
                                                           ==========     ==========     ==========     ==========

Per share amounts:

Earnings per share:
   Basic:
       Class A common stock................................$   (0.05)     $     0.23     $     1.51     $    1.31
                                                           =========      ==========     ==========     =========
       Class B common stock................................$   (0.05)     $     0.25     $     1.66     $    1.44
                                                           =========      ==========     ==========     =========
   Diluted:
       Class A common stock................................$   (0.05)     $     0.21     $     1.38     $    1.26
                                                           =========      ==========     ==========     =========
       Class B common stock................................$   (0.05)     $     0.24     $     1.52     $    1.38
                                                           =========      ==========     ==========     =========

Weighted average common shares and equivalents outstanding:
   Basic:
       Class A common stock................................     2,521          2,521          2,521          2,521
       Class B common stock................................     4,082          3,622          3,972          3,583
                                                           ----------     ----------     ----------     ----------
                                                                6,603          6,143          6,493          6,104
                                                           ==========     ==========     ==========     ==========
   Diluted:
       Class A common stock................................     2,521          2,521          2,521          2,521
       Class B common stock................................     4,082          3,958          4,559          3,850
                                                           ----------     ----------     ----------     ----------
                                                                6,603          6,479          7,080          6,371
                                                           ==========     ==========     ==========     ==========

Cash dividends per share of common stock:
       Class A common stock................................$   0.050      $    0.040     $    4.200     $   0.120
       Class B common stock................................$   0.055      $    0.044     $    4.220     $   0.132

                                                                                                                          Exhibit 1
                                                    SAUCONY, INC. AND SUBSIDIARIES
                                     Reconciliation of Non-GAAP Financial Measures of Adjusted Net
                                        Income and Adjusted Diluted Earnings Per Share to Most
                                                   Directly Comparable GAAP Measures
                                           (amounts in thousands, except per share amounts)

                                                            Quarter Ended December 31, 2004
                                   -------------------------------------------------------------------------------
                                                                                         Diluted         Diluted
                                                                                         Weighted        Weighted
                                                                                         Average         Average
                                                                                      Common Shares   Common Shares
                                                         Diluted         Diluted           and             and
                                                      Earnings per     Earnings per    Equivalents:    Equivalents:
                                         Net          Share Class A   Share Class B      Class A         Class B
                                    Income/(Loss)     Common Stock     Common Stock    Common Stock    Common Stock
                                    -------------     ------------     ------------    ------------    ------------



GAAP reported.........................$    (316)       $  (0.05)       $ (0.05)           2,521          4,082
Adjustments:
   Environmental charge...............    2,275 (A)          --             --               --            594 (C)
   Tax effect of
     environmental charge.............     (910)(B)          --             --               --             --
                                      ---------        --------       --------          -------         ------
       Combined effect of
         environmental charge
         and related tax effect.......    1,365            0.19           0.20               --            594
                                      ---------        --------        -------          -------         ------

As adjusted (D).......................$   1,049        $   0.14        $  0.15            2,521          4,676
                                      =========        ========        =======          =======         ======



(A)   Represents GAAP pre-tax environmental charge of $2,275.
(B)   Represents tax effect related to a $2,275 pre-tax environmental charge.
(C)   Represents common stock equivalents not included in the GAAP calculation of diluted earnings per share as they were anti-dilutive.
(D)   A non-GAAP financial measure.

                                                             Year Ended December 31, 2004
                                   --------------------------------------------------------------------------------
                                                                                         Diluted         Diluted
                                                                                         Weighted        Weighted
                                                                                         Average         Average
                                                                                      Common Shares   Common Shares
                                                        Diluted          Diluted           and             and
                                                      Earnings per    Earnings per     Equivalents:    Equivalents:
                                                     Share Class A    Share Class B      Class A         Class B
                                      Net Income      Common Stock    Common Stock     Common Stock    Common Stock
                                      ----------      ------------    ------------     ------------    ------------



GAAP reported.........................$  10,418        $   1.38        $  1.52            2,521          4,559
Adjustments:
   Environmental charge...............    2,275 (A)          --             --               --             --
   Tax effect of
     environmental charge.............     (910)(B)          --             --               --             --
                                      ---------        --------        -------           ------         ------
       Combined effect of
         environmental charge
         and related tax effect.......    1,365            0.18           0.20               --             --
                                      ---------        --------        -------           ------         ------

As adjusted (D).......................$  11,783        $   1.56        $  1.72            2,521          4,559
                                      =========        ========        =======           ======         ======



(A)   Represents GAAP pre-tax environmental charge of $2,275.
(B)   Represents tax effect related to a $2,275 pre-tax environmental charge.
(C)   Represents common stock equivalents not included in the GAAP calculation of diluted earnings per share as they were anti-dilutive.
(D)   A non-GAAP financial measure.

